Exhibit 99

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. REPORTS
FOURTH QUARTER AND YEAR END 2004 RESULTS

East Lansing, Mich. (Feb. 24, 2005)

Significant Fourth Quarter 2004 Events

•	Net income of $6.5 million or $.73 per diluted common share for the quarter

•	Pre-tax income of $12.6 million in medical professional liability for the quarter

•	Positive prior year development of $1.3 million on medical professional liability reserves

•	Adverse prior year development of $3.4 million on reserves for other insurance lines

•	Continued reduction of workers’ compensation and health insurance premiums

American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $6.5 million or $.73 per diluted common share for the fourth quarter of 2004. This compares to net income of $102,000, or $.01 per diluted common share for the 2003 fourth quarter. For the year ended December 31, 2004, the Company has generated net income of $20.0 million or $2.30 per diluted common share compared to a net loss of $(76.8) million or $(9.02) per diluted share in 2003.

“In 2004, APCapital completed a successful turnaround,” stated President and Chief Executive Officer R. Kevin Clinton. “We have dramatically improved our operating performance, reduced balance sheet risk and positioned the Company for the future.”

“We remain very pleased with the performance of our core medical professional liability line. In 2004 this line has produced pre-tax income totaling $36.5 million. These positive results reflect many of the business initiatives we have implemented since the beginning of 2002.”

Medical Professional Liability Results
   (Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Direct Premiums Written	$39,193	$45,049	$203,034	$195,742

Net Premiums Written	$33,954	$35,762	$175,042	$164,157

Net Premiums Earned	$43,651	$39,874	$173,835	$158,777
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	35,673	34,938	148,230	153,180
Gerling Commutation	—		4,139
Prior Year Losses	(1,301)	—	(6,850)	44,250

Total	34,372	34,938	145,519	197,430

Underwriting Expenses	7,980	8,653	35,320	31,315

Underwriting Income (Loss)	1,299	(3,717)	(7,004)	(69,968)
Net Investment Income and Other	11,299	9,829	43,476	36,147

Pre-tax Income (Loss)	$12,598	$6,112	$36,472	$(33,821)

Loss Ratio:
Current Accident Year	81.7%	87.6%	85.3%	96.5%
Prior Year Development (including Gerling)	-3.0%	—	-1.6%	27.8%
Calendar Year	78.7%	87.6%	83.7%	124.3%

Underwriting Expense Ratio	18.3%	21.7%	20.3%	19.7%

Combined Ratio	97.0%	109.3%	104.0%	144.0%

Net premiums earned were up $3.8 million in the fourth quarter of 2004, or 9.5% compared to the fourth quarter of 2003 and up $15.1 million, or 9.5% for the year. The increase in premiums was the result of the Company’s rate increases in all markets and policyholder growth in New Mexico. These increases were partially offset by the effects of our exit from the Florida market and reduced policies in force in Kentucky, Illinois and Ohio. At December 31, 2004, the policies in force totaled 9,555 which is down 8.8% from December 31, 2003. The decline in these markets was the result of increased price competition in selected segments in our core markets and strict underwriting standards. APCapital remains committed to applying strict underwriting standards and adequate pricing.

The loss ratio in the fourth quarter of 2004 was 78.7%, which lowered the loss ratio for all of 2004 to 83.7%. Both are down from 87.6% in the fourth quarter of 2003 and 124.3% for all of 2003. The improved loss ratio was the result of several factors including rate increases taken by the Company, exiting Florida and certain occurrence-based markets, and stricter underwriting standards. In addition, 2003 results included a $44.3 million adjustment to increase reserves on prior accident years.

The 2004 loss ratio includes a $4.1 million increase in incurred losses and an $800,000 increase in earned premium from the previously announced commutation of our reinsurance treaty with

Gerling Global in the second quarter of 2004. Gerling placed its U.S. reinsurance business into run-off and had limited capital to support this line. While Gerling continued to perform in accordance with the terms of our treaty, it represented a significant credit risk on our balance sheet with a gross receivable of $18 million. We were able to commute this treaty and receive a cash payment of approximately $13.5 million in the second quarter of 2004. The Company expects to realize little if any economic loss as the interest income from investing the $13.5 million proceeds over the life of the claims is expected to offset the current book loss.

“We saw several positive trends develop in our key indicators during 2004,” stated Clinton. “Our reported professional liability claim count totaled 1,786 for the year, which is a drop of 871 claims, or 33% from 2003. We strengthened our professional liability reserves in 2004, with average net case reserves per open claim of $117,000, an increase of 33.6% from 2003.”

Underwriting expenses, both in dollars and as a percentage of net premiums earned, were down in the fourth quarter of 2004 as compared to the prior year fourth quarter. This was caused by the decline in direct premiums written in the fourth quarter and expense reduction efforts. However, the underwriting expense ratio for the year increased from 19.7% in 2003 to 20.3% in 2004 and expenses were up $4.0 million. The increase in underwriting expenses was partially attributable to an increase in commissions and premium taxes associated with the higher volume of direct premiums written. In general, expenses in 2004 were higher as compared to 2003 due to employee severances and costs related to our initial internal controls audit required by the Sarbanes Oxley Act and related SEC rules. These expenses started to abate in the fourth quarter of 2004.

Other Insurance Lines Results
   (Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Direct Premiums Written	$1,973	$9,805	$10,911	$60,494

Net Premiums Written	$2,673	$9,683	$11,389	$60,490

Net Premiums Earned	$2,969	$15,196	$26,744	$65,813
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	2,283	13,942	23,371	56,119
Gerling Commutation			271
Prior Year Losses	3,431	129	8,625	(807)

Total	5,714	14,071	32,267	55,312

Underwriting Expenses	715	5,623	7,361	19,789

Underwriting Loss	(3,460)	(4,498)	(12,884)	(9,288)
Net Investment Income and Other	546	926	3,510	5,582

Pre-tax Loss	$(2,914)	$(3,572)	$(9,374)	$(3,706)

Loss Ratio:
Current Accident Year	76.9%	91.8%	87.4%	85.3%
Prior Year Development (including Gerling)	115.6%	0.8%	33.3%	-1.3%
Calendar Year	192.5%	92.6%	120.7%	84.0%

Underwriting Expense Ratio	24.1%	37.0%	27.5%	30.1%

Combined Ratio	216.6%	129.6%	148.2%	114.1%

The other insurance lines segment includes the run-off results of our workers’ compensation, health, and personal and commercial lines. The decrease of direct premiums written in 2004 was the result of our exit from these lines and the non-renewal of business.

We recorded approximately $3.4 million of adverse development on other insurance reserves during the fourth quarter of 2004. Reserves for unpaid loss and loss adjustment expenses for the other insurance segment total $55.5 million net of reinsurance assumed and ceded at December 31, 2004. Management is aggressively working to settle the remaining claims.

Underwriting expenses have decreased due to staffing and overhead reductions associated with the other insurance lines. As we continue exiting the lines, the underwriting expenses should continue to decrease.

Investment Income

Investment income was $10.9 million in the fourth quarter of 2004, a decrease of $163,000 from the fourth quarter of 2003. For the year, investment income was $47.4 million, up $4.1 million from 2003. Investment income in 2004 has been enhanced by strong returns from our collateralized mortgage obligations (CMOs) and high-yield bond portfolios, $1.5 million of call premiums on our securities and a decrease in the percentage of our investment portfolio that was allocated to short-term investments. The average yield on investments was 5.93% for 2004 compared to 5.55% for 2003. However, due to a decline in the 10-year U.S. Treasury rate and mortgage rates, our CMO performance was not as strong in the fourth quarter of 2004.

Throughout 2004 we have been restructuring our investment portfolio to reduce credit risk. This restructuring has included the sale of our high-yield portfolio and other non-investment grade securities, and the liquidation of most of our real estate and other investment holdings. In the fourth quarter of 2004, we sold another investment property and liquidated most of our equity portfolio. We currently maintain a relatively short investment posture with $191 million in cash and other cash equivalents. Over the next six to nine months we intend to deploy these cash resources in various other securities including taxable municipals, investment-grade corporate bonds and mortgage-backed securities.

Balance Sheet and Equity Information

APCapital’s total assets were $1.070 billion at December 31, 2004, up $6.9 million from December 31, 2003. At December 31, 2004, the Company’s total shareholders’ equity was $202.1 million compared to $201.8 million at December 31, 2003. The increase in equity was the result of an increase in 2004 net income offset by a decrease in unrealized gains on investments, net of tax. Net unrealized gains on the Company’s investments decreased $13.9 million, net of tax, during 2004. This decrease was due to declines in market values of fixed income securities caused by rising interest rates and the recognition of some gains during the year. Changes to the net deferred tax asset allowance accounted for an additional $9.3 million negative effect on equity.

The Company still maintains a 100% valuation allowance on its net deferred tax assets of $53.4 million. Once the Company has re-established a longer pattern of profitability, the valuation allowance may be reduced, totally or in part, upon evaluation of the availability of future taxable income.

APCapital’s book value per common share was $23.31 at December 31, 2004, based on 8,671,984 common shares outstanding, compared to $23.89 at December 31, 2003. Book value per common share, excluding unrealized gains, was $22.37 at December 31, 2004, up 9.7% from the $20.39 at December 31, 2003.

Share Repurchase Program

During the fourth quarter of 2004, the Company did not repurchase any shares of its common stock under the September 11, 2003 authorization. Under this authorization, the Company had approximately 418,500 shares available for repurchase at December 31, 2004.

Outlook

“We are pleased with the turnaround of our Company in 2004,” said Clinton. “We have refocused on our core medical professional liability line and markets. We’ve worked to reduce risk and exposure elsewhere in our organization and to position the Company for a successful future.”

Conference Call

APCapital’s website, http://www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2004 fourth quarter results on February 25, 2005 at 9:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company’s website and selecting “For Investors”, then “Audio Links”. For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 (international 617-801-6888) and entering the conference passcode: 44302777. The replay will be available through 11:59 p.m. Eastern time on March 4, 2005.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, or make statements in the section entitled “Outlook”, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

•	the potential inadequacy of our loss and loss adjustment expense reserves, which could require us to make an adjustment to the level of these reserves and that may materially and adversely impact the results of operations for the period any such adjustment is made;

•	a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income;

•	unforeseen costs or the need for additional reserve enhancements associated with our exit from the workers’ compensation, health and personal and commercial insurance lines, which could result in future charges to income;

•	substantial jury awards against our insureds could impose liability on us exceeding our policy limits or the funds we have reserved for the payment of claims;

•	increased pressures on premium rates and our potential inability to obtain rate increases;

•	changes in competitive conditions;

•	an unanticipated increase in claims frequency or severity patterns;

•	our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers;

•	our potential inability to collect the full amount of our reinsurance recoverables from reinsurers experiencing financial difficulties, which could result in a future charge to income;

•	adverse regulatory and market changes in certain states of operation where our business is concentrated;

•	the loss of our relationships with medical associations;

•	an interruption or change in our principal third-party distribution relationship;

•	the potential insolvency of any of the guaranty associations in which we participate;

•	the potential inability to obtain regulatory approval of rate increases;

•	our potential inability to comply with insurance regulations;

•	a further reduction in our A.M. Best Company rating;

•	negative changes in financial market conditions;

•	a significant increase in short-term interest rates;

•	a change in real estate market conditions;

•	a downturn in general economic conditions; and

•	any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures

The Company uses operating income (loss), a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income (loss) differs from net income (loss) by excluding the after-tax effect of realized capital gains and (losses) and the after-tax effect of changes in accounting principles.

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, the Company’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. Changes in accounting principles, likewise, are not indicative of the current or future performance of our insurance operations, and have therefore also been excluded in the calculation of operating income (loss). As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of the Company’s underlying insurance operations.

In addition to the Company’s reported loss ratios, management uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

Summary Financial Information
APCapital, Inc.

Balance Sheet Data

	December 31,	December 31,
	2004	2003
	(In thousands, except per share data)
Assets:
Cash and investments	$858,097	$834,005
Premiums receivable	54,615	65,362
Reinsurance recoverable	103,312	103,652
Federal income taxes recoverable	1,569	973
Intangible assets	625	1,539
Other assets	51,680	57,515

Total assets	$1,069,898	$1,063,046

Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses	$693,630	$673,605
Unearned premiums	90,040	103,806
Long-term debt	30,928	30,928
Other liabilities	50,977	50,698

Total liabilities	865,575	859,037

Minority interest in consolidated subsidiary	2,200	2,201

Shareholders’ equity	202,123	201,808

Total liabilities and shareholders’ equity	$1,069,898	$1,063,046

Book value per share:
Total	$23.31	$23.89
Tangible	$23.24	$23.71

Shares outstanding	8,672	8,446

Summary Financial Information
APCapital, Inc.

Income Statement

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In thousands, except per share data)
Net premiums earned	$46,620	$55,070	$200,579	$224,590
Investment income	10,922	11,085	47,373	43,294
Net realized gains	318	1,112	1,551	2,403
Other income	615	586	1,177	1,104

Total revenues	58,475	67,853	250,680	271,391

Losses and loss adjustment expenses	40,086	49,009	177,786	252,742
Underwriting expenses	8,695	14,276	42,681	51,104
Restructuring expenses / exit costs	1,113	808	1,275	808
Other expenses	1,961	2,397	9,188	7,620

Total expenses	51,855	66,490	230,930	312,274

Income (loss) before income taxes and minority interests	6,620	1,363	19,750	(40,883)
Federal income tax expense (benefit)	84	1,609	(290)	36,296

Income (loss) before minority interests	6,536	(246)	20,040	(77,179)
Minority interest in net (income) loss of consolidated subsidiary	(27)	348	(10)	348

Net income (loss)	$6,509	$102	$20,030	$(76,831)

Adjustments to reconcile net income (loss) to operating income (loss):
Net income (loss)	$6,509	$102	$20,030	$(76,831)
Deduct:
Realized gains, net of tax	(207)	(723)	(1,008)	(1,562)

Operating income (loss)	$6,302	$(621)	$19,022	$(78,393)

Earnings per share data

Net income (loss)
Basic	$0.76	$0.01	$2.37	$(9.02)
Diluted	$0.73	$0.01	$2.30	$(9.02)

Operating income (loss)
Basic	$0.74	$(0.07)	$2.25	$(9.20)
Diluted	$0.71	$(0.07)	$2.18	$(9.20)

Basic weighted average shares outstanding	8,539	8,356	8,455	8,520
Diluted weighted average shares outstanding	8,881	8,533	8,721	8,520 (1)

Loss ratio	86.0%	89.0%	88.6%	112.5%

Underwriting ratio	18.7%	25.9%	21.3%	22.8%

Combined ratio	104.7%	114.9%	109.9%	135.3%

(1)	Incremental shares for the conversion of options are not included in the calculation as they would be anti-dilutive.

Summary Financial Information
APCapital, Inc.

Line of Business Results
   (Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Direct Premiums Written:
Medical professional liability	$39,193	$45,049	$203,034	$195,742
Other insurance lines	1,973	9,805	10,911	60,494

Total	$41,166	$54,854	$213,945	$256,236

Net Premiums Written:
Medical professional liability	$33,954	$35,762	$175,042	$164,157
Other insurance lines	2,673	9,683	11,389	60,490

Total	$36,627	$45,445	$186,431	$224,647

Net Premiums Earned:
Medical professional liability	$43,651	$39,874	$173,835	$158,777
Other insurance lines	2,969	15,196	26,744	65,813

Total	$46,620	$55,070	$200,579	$224,590

Loss Ratio (1):
Medical professional liability	78.7%	87.6%	83.7%	124.3%
Other insurance lines	192.5%	92.6%	120.7%	84.0%

Total	86.0%	89.0%	88.6%	112.5%

Underwriting Ratio (2):
Medical professional liability	18.3%	21.7%	20.3%	19.7%
Other insurance lines	24.1%	37.0%	27.5%	30.1%

Total	18.7%	25.9%	21.3%	22.8%

Combined Ratio (3):
Medical professional liability	97.0%	109.3%	104.0%	144.0%
Other insurance lines	216.6%	129.6%	148.2%	114.1%

Total	104.7%	114.9%	109.9%	135.3%

(1)	The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2)	The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)	The combined ratio is the sum of the loss and underwriting ratios.

APCapital, Inc.
Supplemental Statistics
Medical Professional Liability

	Reported Claim Count
	Excluding			Total
Three Months Ended	Florida	Florida		(All States)
December 31, 2004	365	6		371
September 30, 2004	424	7		431
June 30, 2004	454	5		459
March 31, 2004	515	10		525
December 31, 2003	467	62		529
September 30, 2003	566	65		631
June 30, 2003	588	106		694
March 31, 2003	602	201	(1)	803
December 31, 2002	668	106		774
September 30, 2002	579	150		729
June 30, 2002	617	131		748
March 31, 2002	648	119		767

	Net Premium Earned (in thousands)
	Excluding		Total
Three Months Ended	Florida	Florida	(All States)
December 31, 2004	$43,452	$199	$43,651
September 30, 2004	43,638	531	44,169
June 30, 2004	43,356	203	43,559
March 31, 2004	42,175	281	42,456
December 31, 2003	38,443	1,431	39,874
September 30, 2003	38,279	2,764	41,043
June 30, 2003	32,463	5,912	38,375
March 31, 2003	34,700	4,785	39,485
December 31, 2002	34,151	6,431	40,582
September 30, 2002	33,608	6,481	40,089
June 30, 2002	28,724	6,300	35,024
March 31, 2002	26,760	6,191	32,951

		Average Net
	Open	Case Reserve	Average Net
Three Months Ended	Claim Count	Per Open Claim	Paid Claim
December 31, 2004	3,342	$117,000	$50,500
September 30, 2004	3,803	103,300	78,100
June 30, 2004	3,885	100,100	61,000	(2)
March 31, 2004	4,103	95,400	55,200
December 31, 2003	4,447	87,600	55,100
September 30, 2003	4,780	82,200	82,200
June 30, 2003	4,788	79,800	60,300
March 31, 2003	4,830	75,400	71,500
December 31, 2002	4,863	70,900	55,100
September 30, 2002	4,941	67,800	67,200
June 30, 2002	4,878	66,100	74,100
March 31, 2002	4,828	63,400	72,800

	Retention Ratio
	Three Months Ended	Six Months Ended	Nine Months Ended	Year Ended	Year Ended
	March 31, 2004	June 30, 2004	September 30, 2004	2004	2003
Illinois	79%	71%	68%	67%	73%
Kentucky	81%	80%	77%	73%	69%
Michigan	86%	88%	88%	88%	86%
New Mexico	91%	92%	91%	92%	93%
Ohio	87%	85%	79%	79%	68%
Total (all states)	85%	85%	83%	83%	68%

Notes:

All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

(1)	Includes 76 claims reported by 4 physicians at the end of their coverage with the company.

(2)	Average net paid claim data excludes the effect of Gerling Global commutation.